Exhibit 99.1


                                   AMENDMENT

         This AMENDMENT ("Amendment"), dated this August 15, 2005, is an amendment of an Executive Employment Agreement dated as of May 8, 2001 (the "Employment Agreement"), and is entered into between General Binding Corporation, a Delaware corporation (the "Company"), and Dennis J. Martin (the "Executive").

         In consideration of the mutual agreements set forth below and other good and valuable consideration, the parties agree as follows:

         1. All capitalized terms not defined herein shall have the meaning set forth in the Employment Agreement.

         2. Section 6(b)(i) of the Employment Agreement is amended by adding a new Paragraph (D) to follow Paragraph (C), as follows:

                  "(D) Anything in Section 3(f) to the contrary notwithstanding, if such termination occurs upon or following a Change of Control pursuant to the Agreement and Plan of Merger, dated as of March 15, 2005, by and among Fortune Brands, Inc., ACCO World Corporation, Gemini Acquisition Sub, Inc. and General Binding Corporation ("ACCO Change of Control"), the sum of $3,800,000 in complete satisfaction of Executive's rights to payment of a supplemental pension benefit under Section 3(f)."

         3. Section 10(b) of the Employment Agreement is amended by deleting the clause "Accordingly, Executive agrees that during his employment and for a period of one (1) year from Executive's last day of employment, whether or not severance is payable," and replacing such clause with the following:

         "Accordingly, Executive agrees that during his employment and for a period of one (1) year from Executive's last day of employment (two
         (2) years for purposes of clause (ii) and clause (iii) hereof, if the last day of Executive's employment occurs on or after the ACCO Change of Control), whether or not severance is payable,"

         4. The Company will pay the Executive's professional fees incurred to prepare this Amendment.

         5. If the ACCO Change of Control shall not have occurred on or prior to August 19, 2005, then the provisions of Section 2 and Section 3 of this Amendment shall terminate and be of no effect thereafter.

         6. The Employment Agreement is affirmed, ratified and continued, as amended hereby.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties have executed, or caused to be executed by a duly authorized representative, this Amendment as of the date hereof.

                             THE COMPANY:

                             General Binding Corporation


                             By: /s/ Steven Rubin
                                 -----------------------------------
                                 Name:  Steven Rubin
                                 Title: Vice President, Secretary and
                                        General Counsel


                             THE EXECUTIVE:


                             /s/ Dennis J. Martin
                             ---------------------------------------
                             Dennis J. Martin